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                                                                   Exhibit 10(s)

                                                             [Commitment Letter]

                            BANKERS TRUST CORPORATION
                                       and
                        FIRST CHICAGO CAPITAL CORPORATION
                          c/o Bankers Trust Corporation
                               130 Liberty Street
                            New York, New York 10006

                                                                  March 15, 2000

LENNAR CORPORATION
700 N.W. 107th Avenue
Miami, Florida 33172

                         Re: U.S. Home Merger Financing

Ladies and Gentlemen:

            We understand that you intend to consummate a merger (the "Merger") between Len Acquisition Corporation, one of your wholly-owned subsidiaries ("Newco"), and U.S. Home Corporation, a Delaware corporation ("USH"), in which Newco will be the surviving entity, and to conduct a tender offer and consent solicitation (the "Tender Offer') for certain public indebtedness of USH.

            We further understand that the funding requirements for the Merger and Tender Offer will be approximately $1.4 billion and such amount, together with ongoing working capital needs, will be provided solely from (i) a senior secured revolving credit and term loan facility of up to $1.3 billion (the "Bank Financing") to be drawn in part on the closing date of the Merger (the "Closing Date"), (ii) approximately $265.8 million of your common stock (based on the closing sale price of $15.81 on February 11, 2000) and (iii) the issuance and sale of Debt Securities (as defined below). The Merger, the Tender Offer, the Bank Financing, the issuance of your common stock as described above, the bridge loan contemplated by this letter, and the issuance and sale of the Debt Securities are herein collectively referred to as the "Transaction".

            In connection with the Transaction, you have engaged Deutsche Bank Securities Inc. and Banc One Capital Markets, Inc. as joint book-running managers (the "Joint Book-Running Managers") to sell or place senior debt securities issued by you (the "Debt Securities").

            You have requested that Bankers Trust Corporation and First Chicago Capital Corporation (the "Co-Lenders") commit to provide you funds in the amount of up to $500 million in the form of a senior unsecured bridge loan and/or term loan to be made available as described in Section 1 hereof (the "Bridge Loan"). You shall have the right to designate additional financial institutions reasonably acceptable to the Co-Lenders to provide a portion of the Bridge Loan; provided that in no event will any other financial institution provide a larger portion of the Bridge Loan than the respective individual portions to be provided by each Co-Lender (any such additional lenders and the Co-Lenders being collectively referred to as the "Lenders").

            Accordingly, subject to the terms and conditions set forth or incorporated in this letter, the Lenders agree with you as follows:

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Lennar Corporation
March 15, 2000
Page 2.

            Section 1. Bridge Loan. The Lenders hereby commit, subject to the terms and conditions hereof and in the Summary Term Sheet attached hereto as Exhibit A (the "Term Sheet"), to provide to you a senior unsecured bridge loan and/or term loan in the aggregate principal amount of up to $500 million on the Closing Date, each such Lender to be obligated to provide the portion of the Bridge Loan set forth below its signature on the signature pages hereto. The proceeds of the Bridge Loan shall be used solely to pay the applicable purchase price (including any premium or consent fee and including any accrued interest or discount) (the "Purchase Price") of outstanding debt securities of USH that are tendered for purchase or redemption ("Tendered Debt") in accordance with the terms of the Tender Offer and/or other costs of the Merger. The principal terms of the Bridge Loan are summarized in the Term Sheet.

            Unless the commitment of the Lenders hereunder shall have been terminated pursuant to Section 7, the Lenders shall have the exclusive right to provide the Bridge Loan or other bridge or interim financing required in connection with the Transaction.

            You hereby represent and covenant that based on your review and analysis, to the best of your knowledge, (a) all information other than Projections (as defined below) which has been or is hereafter made available to the Lenders by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Information") is, or in the case of Information made available after the date hereof will be, correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact known to you and necessary to make the statements contained therein, in the light of the circumstances under which such statements were or are made, not misleading and (b) all financial projections concerning the Transaction that have been or are hereafter made available to the Lenders by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Projections") have been or, in the case of Projections made available after the date hereof, will be prepared in good faith based upon reasonable assumptions (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that such Projections will be realized). You agree to supplement the Information and the Projections from time to time until the earlier of (i) consummation of the Transaction and (ii) termination of the commitments hereunder so that the representation and warranty made in the preceding sentence is correct as of such date. In arranging and syndicating the Bridge Loan, the Lenders will be using and relying on the information and the Projections. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the disclosure representations contained herein shall be terminated and of no further force and effect.

            Section 2. Financing Documentation. The making of the Bridge Loan will be governed by definitive loan and related agreements and documentation (collectively, the "Financing Documentation") in form and substance reasonably satisfactory to the Lenders and to you. The Financing Documentation shall be prepared by Willkie Farr & Gallagher, special counsel to the Lenders. The Financing Documentation shall contain such covenants, terms and conditions as are consistent with this letter and the Term Sheet and such other covenants, terms, conditions, representations, warranties, events of default and remedies provisions as shall be satisfactory to the Lenders and you.

            Section 3. Conditions. The obligation of the Lenders under Section 1 of this letter to provide the Bridge Loan is subject to fulfillment of the following conditions:

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Lennar Corporation
March 15, 2000
Page 3.


            (a) Merger Agreement. You, Newco and USH have entered into a Plan and Agreement of Merger, dated as of February 16, 2000 (the "Merger Agreement"), on terms and in form and substance reasonably satisfactory to the Lenders. The Merger Agreement shall not have been amended in any material respect without the consent of the Lenders, which consent shall not be unreasonably withheld. All conditions precedent to the Merger contained in the Merger Agreement shall have been performed or complied with substantially on the terms set forth therein and not waived without the consent of the Lenders, which consent shall not be unreasonably withheld, and the Merger shall have been consummated.

            (b) Tender Offer. You shall have made the Tender Offer on terms and in form and substance reasonably satisfactory to the Co-Lenders, including the elimination of restrictive covenants, and shall have used your best efforts to solicit and accept for purchase on the Closing Date all of the following USH debt issues (the "Target Issues"): 7.95% Senior Notes due 2001, 8.25% Senior Notes due 2004, 7.75% Senior Notes due 2005, 8.88%
      Senior Subordinated Notes due 2007, and 8.875% Senior Subordinated Notes due 2009. In addition, to the extent you shall not have accepted for purchase 100% of each of the Target Issues, you shall have made arrangements in form and substance satisfactory to the Co-Lenders (i) to reduce permanently the Bank Financing, applying such reductions first against the 364-day revolving credit portion and second against the long-term revolving credit portion of the Bank Financing (any such reduction to become effective 91 days after the Closing Date and to be itself reduced by the aggregate principal amount of the Target Issues that is retired pursuant to any "change of control" put; however, such amounts will be temporarily unavailable under the Bank Financing until the 91 days have passed and the "change of control" put has been funded or the Bank Financing has been permanently reduced), (ii) to implement a "covenant defeasance" in accordance with the terms of the indentures for the Target Issues in accordance with the terms thereof, or (iii) to effect any combination of (i) or (ii) above. To the extent Debt Securities are not issued, the Bridge Loan will be funded in full on the Closing Date.

            (c) Financing Documentation. You and the Lenders shall have entered into the Financing Documentation relating to the Bridge Loan and the transactions contemplated thereby on terms and in form and substance reasonably satisfactory to you and the Lenders.

            (d) Bank Financing. You shall have entered into definitive documentation on terms and in form and substance reasonably satisfactory to the Lenders with respect to the Bank Financing (collectively with all documents and instruments related thereto or delivered in connection therewith, the "Bank Documents") with a commercial lender or lenders or a syndicate of commercial lenders. The Bank Documents shall be in full force and effect, the parties thereto shall be in compliance with all material agreements thereunder and proceeds of the initial drawing shall be available.

            (e) No Adverse Change or Development, Etc. (i) Nothing shall have occurred since November 30, 1999 (and the Lenders shall have become aware of no facts or conditions not previously known to the Lenders) which the Lenders shall reasonably determine could have a material adverse effect on the rights or remedies of the Lenders, or on your ability to perform your obligations to the Lenders or which could have a materially adverse effect on your business, property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operations or prospects after giving effect to the Transaction; (ii) nothing shall have occurred

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Lennar Corporation
March 15, 2000
Page 4.


      since September 30, 1999 (and the Lenders shall have become aware of no facts or conditions not previously known to the Lenders) which the Lenders shall reasonably determine, individually or in the aggregate, could have a material adverse effect on the business, operations, results of operations, properties, assets, liabilities or condition (financial or otherwise) of USH; (iii) trading in securities generally on the New York or American Stock Exchange shall not have been suspended; minimum or maximum prices shall not have been established on any such exchange; (iv) a banking moratorium shall not have been declared by New York or United States authorities; and (v) there shall not have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the general financial markets of the United States which, in each case, in the reasonable judgment of the Lender would materially and adversely affect the ability to sell or place the Debt Securities.

            (f) Capital Structure. Your pro forma consolidated capital structure and Newco's pro forma consolidated capital structure, in both cases after giving effect to the Transaction, shall be consistent with the capital structure contemplated herein, and other than the Bridge Loan and the Bank Financing neither you, Newco, USH nor any subsidiary, after giving effect to, and upon consummation of, the Transaction, shall have incurred indebtedness for money borrowed after the date hereof (other than pursuant to revolving credit facilities existing on the date hereof and approved by the Lenders). The $80 million secured revolving credit facility of USH's subsidiary, U.S. Home Mortgage Corporation, that terminates September 30, 2001 shall remain available in such amount and any "change of control" or other default or termination right resulting from the Merger shall have been waived or eliminated or such facility shall have been replaced with a revolving credit facility of at least the same size on terms and with lenders satisfactory to the Lenders.

            (g) Opinions. As of the Closing Date, the Lenders shall have received a legal opinion from your counsel, and covering matters, reasonably acceptable to the Lender.

            (h) Due Diligence. The Lenders shall have completed their legal, tax, accounting and environmental analysis and review and shall be satisfied in their sole discretion with the results thereof. It is understood and agreed that, following such completion, the Lenders shall remove the condition contained in this paragraph or shall promptly notify you of any non-satisfaction on their part with the due diligence referenced above.

            (i) Take-Out Bank. You shall have engaged the Joint Book-Running Managers (the "Take-Out Bank") to publicly offer or privately place the Debt Securities or equity or equity-linked securities, the proceeds of which will be used to repay in whole or in part the Bridge Loan ("Take-Out Securities"). You shall have prepared a registration statement or prospectus supplement relating to the issuance of the Take-Out Securities and the Take-Out Bank shall have been afforded the opportunity to market and shall have marketed such Take-Out Securities pursuant to a prospectus or prospectus supplement for such a period as is customary to complete the sale of such securities. You, Newco and USH shall have used your reasonable best efforts to assist the Take-Out Bank in marketing the Take-Out Securities, including, without limitation, having prepared the prospectus or prospectus supplement relating thereto, having made your senior management and the senior management of USH and other representatives of you and

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Lennar Corporation
March 15, 2000
Page 5.


      USH available (at mutually agreeable times) to participate in meetings with prospective investors and having provided such information and assistance as the Take-Out Bank shall have reasonably requested during the course of such marketing process.

            Section 4. Securities Demand. The Financing Documentation will provide that upon request (a "Request") from the Take-Out Bank made at any time after the three month anniversary of the Closing Date and prior to the Conversion Date (as defined in the Term Sheet), you shall take all reasonable actions necessary or desirable, to the extent within your power, so that the Take-Out Bank can, as soon as practicable after such Request, publicly offer or privately place Debt Securities (the "Initial Request Date"). The Financing Documentation will also provide that upon notice by the Take-Our Bank (a "Take-Out Securities Notice"), at any time and from time to time following the Initial Request Date, you will issue and sell Debt Securities upon such terms and conditions as specified in the Take-Out Securities Notice; provided, however, that for either a Request or a Take-Out Securities Notice (i) fixed interest rates shall be determined by the Take-Out Bank in light of the then prevailing market conditions, but in no event shall the interest rate on the Debt Securities exceed 14% per annum; (ii) the maturity of any Debt Securities shall not be earlier than 12 months after the scheduled maturity of the term facility provided as part of the Bank Financing (as in effect on the Closing
Date); (iii) the Debt Securities will contain such terms, conditions and covenants (including limitations as to optional redemption) as are customary for similar high yield financings and as are satisfactory in all respects to you and the Take-Out Bank; and (iv) all other arrangements with respect to the Debt Securities shall be reasonably satisfactory in all respects to you and the Take-Out Bank in light of the then prevailing market conditions. The foregoing shall not limit your ability to refinance the Bridge Loan by other means.

            In addition, you covenant and agree subsequent to the funding date of any portion of the Bridge Loan to use your reasonable best efforts to assist the Take-Out Bank in marketing the Debt Securities to refinance the Bridge Loan, including, without limitation, preparing a prospectus supplement or an offering memorandum relating thereto, making your senior management and the senior management of USH and other representatives of you and USH available (at mutually agreeable times) to participate in meetings with prospective investors and providing such information and assistance as the Take-Out Bank shall reasonably request during the course of such marketing process.

            Section 5. Indemnification and Contribution. You agree to indemnify the each Lender and each of its affiliates and each person in control of each Lender and each of its affiliates and the respective officers, directors, employees, agents and representatives of each Lender and its affiliates and control persons, as provided in the Indemnity Letter dated the date hereof and attached hereto (the "Indemnity Letter").

            Section 6. Expenses. In addition to any fees that may be payable to the Lenders as provided in the Fee Letter dated the date hereof and attached hereto (the "Fee Letter") and regardless of whether any of the transactions contemplated by this letter are consummated, if this letter agreement is terminated, the Bridge Loan is made available or the Financing Documentation is executed and delivered, you hereby agree to reimburse the Lenders for all reasonable fees and disbursements of legal counsel, including but not limited to the reasonable fees and disbursements of Willkie Farr & Gallagher, the Lenders' special counsel, and all of the Lenders' travel and other reasonable out-of-pocket expenses incurred in connection with the Transaction or otherwise arising out of the Lenders' commitment hereunder.

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Lennar Corporation
March 15, 2000
Page 6.


            Section 7. Termination. The commitment hereunder to provide the Bridge Loan shall terminate, unless expressly agreed to by the Lenders in their sole discretion to be extended to another date, on the earlier of (A) 5:00 p.m., New York time, on June 3, 2000, if no portion of the Bridge Loan has been funded (other than as a result of failure of the Lenders to fulfill their obligations hereunder), and (B) the termination of the Merger Agreement or the Tender Offer in accordance with the terms thereof. No such termination of such commitment shall affect your obligations under Sections 5 and 6 hereof, which shall survive any such termination.

            Section 8. Assignment; Syndication. This letter shall not be assignable by any party hereto without the prior written consent of the other parties (other than, in the case of the Lenders, to an affiliate of the Lenders, it being understood that any such affiliate shall be subject to the restrictions set forth in this Section 8); provided, however, that the Lenders shall have the right, in their sole discretion, to syndicate the Facility and their commitment with respect thereto among banks or other financial institutions or qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933) pursuant to the Financing Documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the Facility and their commitment with respect thereto and any notes issued in connection therewith; provided, further, that Bankers Trust Corporation shall be the book-running syndication agent and any syndication shall reduce the Lenders' respective commitment percentages on a pro rata basis. You agree to use your reasonable best efforts, whether prior to or after the initial Funding Date of any Bridge Loan, to assist the Lenders in syndicating the Facility or their commitment with respect thereto, including, without limitation, in connection with (x) the preparation of an information package regarding the Transaction, including the Information and the Projections described in Section 1 hereof, and
(y) meetings and other communications with prospective Lenders, including making your senior management and the senior management of USH and other representatives of you and USH available (at mutually agreeable times) to participate in such meetings.

            Section 9. Miscellaneous. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS LETTER OR ANY MATTERS CONTEMPLATED HEREBY. This letter (including the provisions of the Fee Letter and the Indemnity Letter specifically incorporated herein) embodies the entire agreement and understanding between you and the Lenders and supersedes all prior agreements and understandings relating to the subject matter hereof. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

            The Lenders reserve the right to employ the services of their affiliates (including the Joint Book-Running Managers) in providing services contemplated by this letter and to allocate, in whole or in part, to their affiliates certain fees payable to the Lenders in such manner as the Lenders and its affiliates may agree in their sole discretion. You acknowledge that the Lenders may share with any of its affiliates (including the Joint Book-Running Managers) and such affiliates may share with the Lenders (in each case, subject to any confidentiality agreements applicable thereto), any information

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Lennar Corporation
March 15, 2000
Page 7.


related to you or your affiliates, USH (including information relating to creditworthiness) or the Transaction.

            This letter and the Term Sheet (collectively, the "Commitment Letter") are furnished for your benefit, and may not be relied upon by any other person or entity. You agree that the Commitment Letter is for your confidential use only and that neither its existence nor the terms thereof will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys, lenders, lessors and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of the Commitment Letter to us as provided below, (i) you shall be permitted to furnish a copy hereof to USH and its advisors in connection with the proposed Merger, (ii) you may make public disclosure of the existence and amount of the commitment under the Commitment Letter and the identity of the Lenders, (iii) you may file a copy of the Commitment Letter in any public record in which it is required by law to be filed and (iv) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, in the opinion of your counsel, to make. Except as otherwise required by law or unless the Lenders have otherwise consented, you are not authorized prior to your acceptance of the Commitment Letter to show or circulate this letter to any other person or entity (other than (x) your legal or financial advisors in connection with your evaluation hereof and (y) to USH and its advisors in connection with the proposed Merger).

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Lennar Corporation
March 15, 2000
Page 8.


            If you are in agreement with the foregoing, please sign and return to the Lenders at 130 Liberty Street, New York, New York 10006 the enclosed copy of this letter, the Indemnity Letter and the Fee Letter no later than 6:00 p.m., New York time, on March 17, 2000, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.

                                           Very truly yours,

                                           BANKERS TRUST CORPORATION


                                           By: _____________________________
                                               Name:
                                               Title:
                                               Commitment Percentage: 50%


                                           FIRST CHICAGO CAPITAL CORPORATION


                                           By: _____________________________
                                               Name:
                                               Title:
                                               Commitment Percentage: 50%

Accepted and Agreed to as of
the date first above written:

LENNAR CORPORATION

By: ____________________________
    Name:
    Title: